As filed with the Securities and Exchange Commission on December 30, 2014

Registration No. 333-157735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONARCH COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Maryland	04-3627031
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

375 North Willowbrook Road, Coldwater, Michigan 49036

(Address of principal executive offices, including zip code)

With a copy to:
Richard J. DeVries President and Chief Executive Officer Monarch Community Bancorp, Inc. 375 North Willowbrook Road Coldwater, Michigan 49036 (517) 278-4566	Jude M. Sullivan Howard & Howard Attorneys PLLC 200 South Michigan Avenue, Suite 1100 Chicago, Illinois 60604 (312) 456-3646
(Address, including zip code and telephone number, including area code, of agent of service of process)

Approximate date of commencement of proposed sale to the public: Not applicable, as this post effective amendment to Form S-3 deregisters those securities that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY STATEMENT

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-157735) filed by Monarch Community Bancorp, Inc. (the “Registrant”) on March 6, 2009 (the “Registration Statement”), to register (a) a warrant to purchase 260,962 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) with an initial per share exercise price of $3.90 per share, (b) the 260,962 shares of Common Stock issuable upon exercise of such warrant and (c) such additional number of shares of Common Stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant. On May 28, 2013, the Registrant completed a one for five reverse split of the Common Stock, effectively reducing the number of shares covered by the warrant to 52,193 shares and increasing the exercise price per share to $19.50.

The warrant was acquired by the Registrant and cancelled without exercise and the Registrant has terminated the offering of Common Stock contemplated by the Registration Statement. Accordingly, pursuant to an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remain unsold as of the filing of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coldwater, State of Michigan, on the 30th day of December, 2014.

MONARCH COMMUNITY BANCORP, INC.

By: /s/ Richard J. DeVries
Richard J. DeVries Principal Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities indicated on December 30, 2014.

Signature	Title	Date

/s/ Richard J. DeVries Richard J. DeVries	President and Chief Executive Officer (Principal Executive Officer)	December 30, 2014

/s/ Stephen M. Ross Stephen M. Ross	Chairman of the Board	December 30, 2014

/s/ Rebecca S. Crabill Rebecca S. Crabill	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2014

/s/ Harold A. Adamson Harold A. Adamson	Director	December 30, 2014

/s/ Karl F. Loomis Karl F. Loomis	Director	December 30, 2014

/s/ James W. Gordon James W. Gordon	Director	December 30, 2014

/s/ Martin L. Mitchell Martin L. Mitchell	Director	December 30, 2014

/s/ Craig W. Dally Craig W. Dally	Director	December 30, 2014

/s/ Richard L. Dobbins Richard L. Dobbins	Director	December 30, 2014